UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2004

WASTE MANAGEMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12154 (Commission File Number)	73-1309529 (I.R.S. Employer Identification Number)

1001 Fannin Street, Suite 4000 Houston, Texas (Address of principal executive offices)		77002 (Zip Code)

(713) 512-6200
(Registrant’s telephone number, including area code)

Item 7. Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press Release of Waste Management, Inc. dated April 29, 2004, announcing results of operations for the quarter ended March 31, 2004.

Item 12. Results of Operations and Financial Condition

     The Company issued a press release on April 29, 2004 announcing its results of operations for the quarter ended March 31, 2004. A copy of that release is furnished herewith as Exhibit 99.1.

     The Company has presented its free cash flow for the quarter and its projection of the 2004 full-year free cash flow in the earnings release. Free cash flow is a “non-GAAP” financial measure under Regulation G. The components of free cash flow are computed by using amounts that are determined in accordance with GAAP. As part of our press release information we provided a reconciliation of our free cash flow for the first quarter 2004 to net cash provided by operating activities for the same period, which is its nearest comparable GAAP financial measure. The reconciliation consists of subtracting capital expenditures from net cash provided by operating activities and adding back proceeds from divestitures, net of cash divested, and other sales of assets.

     Our forecast of free cash flow for the year is $900 million to $1 billion. That forecast is based on estimated projections of net cash provided by operating activities of over $2.1 billion, capital expenditures of $1.15 billion to $1.25 billion and proceeds from divestitures, net of cash divested, and other sales of assets of over $50 million for the full year 2004.

     The Company included its free cash flow and the forecasted free cash flow in the release because it believes that investors are interested in the cash produced by the Company from non-financing activities that is available, or will be available, for uses such as the Company’s acquisition program, its share repurchase program, its scheduled debt reduction and the payment of dividends. However, because our measurement of free cash flow is not based on any standardized methodology prescribed by GAAP, it is not necessarily comparable to similar measures presented by other companies.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASTE MANAGEMENT, INC.
Date: April 29, 2004	By:	/s/ Rick L Wittenbraker
Rick L Wittenbraker
Senior Vice President, General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
99.1	Press Release of Waste Management, Inc. dated April 29, 2004 announcing results of operations for the quarter ended March 31,
2004.